Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Real Goods Solar, Inc. 2008 Long-Term Incentive Plan, as amended and restated November 3, 2011, and the Amended and Restated Employee Stock Option Agreement, between the Registrant and Kamyar (Kam) Mofid, dated as of December 21, 2012, of our report dated March 15, 2012, with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.

/s/ EKS&H LLLP

February 15, 2013
Denver, Colorado